Exhibit 99.2

INTERNATIONAL FLAVORS & FRAGRANCES INC. UNAUDITED PRO-FORMA CONSOLIDATED INCOME STATEMENT

(Dollars in thousands)

2003	Quarter-to-date			Year-to-date
1st Quarter	As reported	Germany, Switzerland and France Fruit Business	Pro-Forma

Net sales	$466,224	$23,122	$443,102
Cost of goods sold	270,447	17,958	252,489

Gross margin on sales	195,777	5,164	190,613
Research & development	38,962	566	38,396
Selling and administrative	76,115	1,457	74,658
Amortization	3,158	--	3,158

	77,542	3,141	74,401
Restructuring and other charges	(20,389)	--	(20,389)
Interest expense	(8,113)	--	(8,113)
Other income (expense), net	(2,526)	--	(2,526)

Pretax income	46,514	3,141	43,373
Income taxes	14,497	979	13,518

Net Income	$32,017	$2,162	$29,855

2nd Quarter	As reported	Germany, Switzerland and France Fruit Business	Pro-Forma	As reported	Germany, Switzerland and France Fruit Business	Pro-Forma

Net sales	$482,611	$25,351	$457,260	$948,835	$48,473	$900,362
Cost of goods sold	275,235	19,385	255,850	545,682	37,343	508,339

Gross margin on sales	207,376	5,966	201,410	403,153	11,130	392,023
Research & development	38,897	551	38,346	77,859	1,117	76,742
Selling and administrative	72,888	1,604	71,284	149,003	3,061	145,942
Amortization	3,158	--	3,158	6,316	--	6,316

	92,433	3,811	88,622	169,975	6,952	163,023
Restructuring and other charges	(6,715)	--	(6,715)	(27,104)	--	(27,104)
Interest expense	(7,957)	--	(7,957)	(16,070)	--	(16,070)
Other income (expense), net	(2,371)	--	(2,371)	(4,897)	--	(4,897)

Pretax income	75,390	3,811	71,579	121,904	6,952	114,952
Income taxes	23,992	1,213	22,779	38,489	2,192	36,297

Net Income	$51,398	$2,598	$48,800	$83,415	$4,760	$78,655

3rd Quarter	As reported	Germany, Switzerland and France Fruit Business	Pro-Forma	As reported	Germany, Switzerland and France Fruit Business	Pro-Forma

Net sales	$480,886	$23,097	$457,789	$1,429,721	$71,570	$1,358,151
Cost of goods sold	278,191	17,698	260,493	823,873	55,041	768,832

Gross margin on sales	202,695	5,399	197,296	605,848	16,529	589,319
Research & development	39,184	569	38,615	117,043	1,686	115,357
Selling and administrative	75,638	1,490	74,148	224,641	4,551	220,090
Amortization	3,158	--	3,158	9,474	--	9,474

	84,715	3,340	81,375	254,690	10,292	244,398
Restructuring and other charges	(3,916)	--	(3,916)	(31,020)	--	(31,020)
Interest expense	(6,532)	--	(6,532)	(22,602)	--	(22,602)
Other income (expense), net	446	--	446	(4,451)	--	(4,451)

Pretax income	74,713	3,340	71,373	196,617	10,292	186,325
Income taxes	23,642	1,057	22,585	62,131	3,249	58,882

Net Income	$51,071	$2,283	$48,788	$134,486	$7,043	$127,443

4th Quarter	As reported	Germany, Switzerland and France Fruit Business	Pro-Forma	As reported	Germany, Switzerland and France Fruit Business	Pro-Forma

Net sales	$471,799	$20,742	$451,057	$1,901,520	$92,312	$1,809,208
Cost of goods sold	268,583	16,562	252,021	1,092,456	71,603	1,020,853

Gross margin on sales	203,216	4,180	199,036	809,064	20,709	788,355
Research & development	42,243	590	41,653	159,286	2,276	157,010
Selling and administrative	84,310	1,484	82,826	308,951	6,035	302,916
Amortization	3,158	--	3,158	12,632	--	12,632

	73,505	2,106	71,399	328,195	12,398	315,797
Restructuring and other charges	(11,401)	--	(11,401)	(42,421)	--	(42,421)
Interest expense	(5,875)	--	(5,875)	(28,477)	--	(28,477)
Other income (expense), net	(986)	--	(986)	(5,437)	--	(5,437)

Pretax income	55,243	2,106	53,137	251,860	12,398	239,462
Income taxes	17,132	653	16,479	79,263	3,902	75,361

Net Income	$38,111	$1,453	$36,658	$172,597	$8,496	$164,101

NOTE: Income taxes for the businesses disposed of was calculated using the full year corporate effective tax rate.